Exhibit 10.1

Asset Purchase Agreement

This Asset Purchase Agreement (“Agreement”) is made effective as of February 28, 2018 (“Effective Date”), by and among Buderim Group Limited, an Australian corporation (“Buderim Parent”); MacFarms, LLC, a Hawaii limited liability company and wholly owned subsidiary of Buderim Parent (“Buyer”), and Royal Hawaiian Macadamia Nut, Inc., a Hawaii corporation (“Seller”). In this Agreement, Buderim Parent, Buyer and Seller may sometimes collectively be referred to as the “Parties” and individually as a “Party.”

Seller is in the business of marketing, and selling macadamia nuts. A portion of Seller’s business consists of the sale and marketing of macadamia nuts and products containing macadamia nuts to customers for retail sale (“Marketing/Retail Business”), most of with most of such business being conducted in the continental United States.

Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of Seller’s right, title, and interest in and to the Marketing/Retail Business according to the terms of this Agreement.

Therefore, the Parties agree as follows:

1.            Purchase and Sale; Definition of “Assets”.

(a)          On the Closing Date, Seller will sell, deliver, transfer, assign, and convey to Buyer, and Buyer will purchase from Seller, all of Seller’s right, title, and interest in and to all of the Assets (defined below).

(b)          “Assets” means, except for the Excluded Assets (defined below), and subject to Buyer’s election regarding the Assumed Contracts set forth in Section 11 Buyer’s Election Regarding Assumed Contracts, all of Seller’s assets, of every kind, nature, and description and wherever situated, tangible and intangible, which are currently owned by Seller and used in the Marketing/Retail Business, including without limitation the following:

(i)     Seller’s right, title and interest in and to Seller’s leasehold interest in the office located at 2491 Dana Point Harbor Drive, #B-200, Dana Point, California and all improvements located thereon (“Marketing/Retail Office”);

(ii)     Seller’s right, title and interest in and to all of the tangible personal property owned or leased by Seller, including all inventory, packaging, furniture, fixtures, equipment, computers, office supplies, machinery, parts and the items listed on listed on Schedule 1(b) attached to this Agreement;

(iii)    Seller’s right, title and interest in and to all contracts, options, leases (whether of realty or personally), open purchase orders, bids in process, commitments, licenses to use software, and other agreements (all of such contracts, agreements, options, leases or commitments are sometimes referred to herein collectively as the “Contracts”), including the items identified on Schedule 1(b) attached hereto (which schedule identifies separately (i) each Contract that is material to Seller’s Marketing/Retail Business and (ii) each Contract that requires the consent of a third party in order to assign such contract to Buyer);

(iv)     All customer, supplier and advertiser contacts, lists and records of Seller related to the Marketing/Retail Business, including credit information and correspondence;

(v)     All marketing files of Seller related to the Marketing/Retail Business identifying contacts, dates of most recent client contact and other information customarily contained therein;

(vi)     All personnel files of Seller pertaining to the three current employees or independent contractors of Seller (“Marketing/Retail Employees”), together with any and all information customarily contained therein, including, but not limited to, W-2’s, W-4’s, I-9’s, 1099’s, employment agreements, consulting agreements, personnel reviews, commission and/or bonus arrangements and salary history; provided however, that Seller may retain a copy of such files in order to comply with all tax, workers compensation, insurance and other obligations of Seller related to its engagement of such employees on or prior to the Closing Date;

(vii)     Seller’s right, title and interest in and to all intellectual property owned by Seller and used in connection with the Marketing/Retail Business or the Assets, including but not limited to all patents and patent applications, trade names, logos, trademarks, copyrights, trade secrets, formulas, flavors, recipes, know-how, and any registrations (issued or pending) for any of the foregoing intellectual property (including the federally registered trademarks listed on Schedule 1(b) attached hereto) which is used or held for use in connection with the conduct of Marketing/Retail Business (“Intellectual Property”) and the goodwill associated therewith;

(viii)     All customer deposits;

(ix)     The website www.royalhawaiianorchards.com except that all links to the website www.rholp.com must be removed and all references to Seller’s sole shareholder Royal Hawaiian Orchards, L.P. must be removed;

(x)     Deposit for Marketing/Retail Office lease;

(xi)     All books and records of Seller relating to Seller’s operation of the Marketing/Retail Business, including sales records and reports; provided however, that Seller may retain a copy of such files in order to comply with all tax other obligations of Seller related to its activities on or prior to the Closing Date; and

(xii)     All licenses and permits specific to the Marketing/Retail Business, but excluding licenses and permits that are specific to Seller as a corporation or to Seller’s state and federal tax identification numbers such as sales and use tax permits and state qualifications to do business.

(c)          Anything herein to the contrary notwithstanding, Seller shall retain and shall not sell or deliver to Buyer, and Assets do not include, any assets related to the Seller’s bulk kernel sales business, any other asset which Buyer informs Seller before Closing that Buyer does not wish to accept or assume, and the following assets (together, the “Excluded Assets”):

(i)     Cash and bank accounts (other than customer deposits), marketable securities and investments;

(ii)     Accounts and notes receivable arising out of sales delivered on or prior to the Closing Date;

(iii)     Accounting software and accounting records of Seller, including those records of the Marketing/Retail Business through the Closing Date required by Seller to prepare consolidated financial statements and prepare tax returns;

(iv)     The Agreement for the Sale of Macadamia Kernel made effective January 1, 2013, between Seller and Royal Hawaiian Orchards, L.P.;

(v)     All bulk kernel inventory;

(vi)     Claims or rights against third parties relating to liabilities or obligations not assumed by Buyer hereunder;

(vii)     Claims or rights against third parties relating to obligations under any Contract, lease, instrument or agreement transferred to Buyer pursuant to this Agreement, which claims or rights arose prior the Closing Date;

(viii)     Seller’s insurance policies;

(ix)     Seller’s corporate minute books, shareholder record books, and related corporate documents and records;

(x)     Any agreements with employees and independent contractors who do not become employees or independent contractors of Buyer at the Closing Date;

(xi)     Any and all rights of Seller under this Agreement; and

(xii)     The assets of Seller listed on Schedule 1(c) attached to this Agreement.

2.            Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at Closing, Buyer shall assume and undertake to discharge in full the obligations and liabilities listed below (“Liabilities”):

(a)          All of the obligations and liabilities of Seller under the Assumed Contracts arising with respect to periods after the Closing Date;

(b)          All obligations and liabilities arising with respect to periods after the Closing Date related to the ownership, operation or control of the Assets; and

(c)     All obligations and liabilities with respect to returns or reclamation of finished goods inventory up to the amount listed as reclamations in the operating plan provided as due diligence and none after a period of twelve (12) months.

Other than the Liabilities, Buyer shall not assume or be bound by any obligations of Seller of any kind or nature, contingent or otherwise. Without limiting the generality of the foregoing, Schedule 2 provides a partial list of liabilities for which Buyer is not expressly or impliedly assuming or becoming responsible.

3.            Share Issuance.

(a)          On the Closing Date, in consideration for the sale and transfer of the Assets, Buderim Parent shall issue 11,220,242 fully paid ordinary shares (“Shares”) in Buderim Parent to Buyer pursuant to a Subscription Agreement substantially in form attached this Agreement as Exhibit 3(a) (“Subscription Agreement”).

(b)          Within ninety (90) days following the Closing Date, Buyer will propose a schedule for the allocation of the consideration paid pursuant to this Agreement among the Assets pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (“Code”) the (“Proposed Purchase Price Allocation”). Seller shall provide Buyer with any comments that it may have on the Proposed Purchase Price allocation within twenty (20) days after receiving the Proposed Purchase Price Allocation. Seller and Buyer shall endeavor in good faith to resolve any disagreement that they may have concerning the Proposed Purchase Price Allocation. If they are unable to resolve any such dispute within forty (40) days after Buyer has provided Seller with the Proposed Purchase Price Allocation, the matters in dispute shall be resolved by an independent accounting firm acceptable to Buyer and Seller, in which event the provisions of Section 20(n) shall be applicable. The decision of such accounting firm as to the matters in dispute shall be final and binding on the Parties hereto. Seller and Buyer agree to report the federal, state and local income and other tax consequences of the transactions contemplated hereby, and in particular to report the information required by Section 1060(b) of the Code, in a manner consistent with the allocations as finally determined under this Section 3(b) (the “Purchase Price Allocation”), and to file all other applicable tax returns and forms to reflect the Purchase Price Allocation. None of the Parties will take any position inconsistent with the Purchase Price Allocation upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise; provided, however, that that nothing contained herein shall prevent any party from settling, or require any party to litigate before any court, any challenge, proposed deficiency or adjustment by any taxing authority based upon or arising out of the Purchase Price Allocation.

4.            Supply Agreement. The Parties acknowledge and agree that pursuant to and conditioned upon the terms and conditions of a Supply Agreement to be executed and delivered by Buyer and parent of Seller, Royal Hawaiian Orchards, L.P. (“RH Parent”), at Closing, substantially in the form attached to this Agreement as Exhibit 3(b) (“Supply Agreement”), RH Parent will sell and Buyer will agree to purchase a minimum annual volume of macadamia nuts of acceptable quality standards and specifications at market rates after Closing.

5.            Processing Agreement. The Parties acknowledge and agree that pursuant to and conditioned upon the terms and conditions of a Processing Agreement to be executed and delivered by Buyer and RH Parent at Closing, substantially in the form attached to this Agreement as Exhibit 5 (“Processing Agreement”), the Buyer and RH Parent will coordinate and perform various processing functions of each other’s macadamia nuts.

6.            Representations and Warranties of Seller. Seller makes the following representations and warranties to Buyer effective as of the Effective Date and the Closing Date:

(a)          Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Hawaii, has the power and authority to carry on its business as now conducted, is duly qualified to conduct business, and is in good standing in each jurisdiction in which such qualification is necessary under the applicable laws of that jurisdiction.

(b)          Authority. Seller has all necessary corporate power and authority to execute, deliver, and perform this Agreement and to consummate Closing. Seller’s executing, delivering, and performing this Agreement and consummating Closing does not and will not violate the terms or conditions of Seller’s organizational documents, any judicial or administrative order or process, any law applicable to Seller or by which any property or asset of Seller is bound or affected, or any agreement or instrument to which Seller is a party or otherwise bound. This Agreement and the consummation of Closing have been duly and effectively authorized by all necessary corporate actions, including approval by the shareholder and director of Seller. This Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms.

(c)          Documents. Seller has provided Buyer with complete originals or true, correct, and complete copies of all Contracts listed on Schedule 1(a) and such other materials described in this Agreement as having been delivered by Seller. All information contained in the documents prepared and delivered to Buyer by Seller under this Agreement are accurate in all material respects, unless otherwise disclosed to Buyer in writing. Seller has not withheld or failed to disclose any documents or information, which a reasonable buyer would consider material or relevant to a decision to purchase the Assets or Marketing/Retail Business.

(d)          Financial Statements. Seller has delivered to Buyer copies of unaudited financial statements of Seller (“Seller Financial Statements”). The Seller Financial Statements (i) have been prepared based on information derived from the books and records of Seller and fairly represent the financial condition, results of operations, and changes in financial position of Seller at the dates and for the periods indicated; and (ii) do not contain any untrue statements or omit to state any material fact necessary to make the statement contained in this Section or therein not misleading. All items of inventory included in the Assets are valued on the Seller Financial Statements in accordance with generally-accepted accounting principles.

(e)          Title to Assets; Completeness of Transfer. Seller has good, marketable, and valid title to the Assets, free and clear of any mortgage, security interest, lease, pledge, hypothecation, lien, or other encumbrance, except a UCC security interest held by American AgCredit, PCA, on all of the assets of Seller, which security interest shall be released with respect to the Assets at or prior to Closing. Except for any Excluded Assets, the Assets constitute all the material properties of any nature with which the Marketing/Retail Business has been conducted during the 12-month period before the Effective Date, subject to sales of inventory and additions and deletions of other assets in the ordinary course of business.

(f)          Assumed Contracts. All contracts and agreements which the Buyer may elect to be Assumed Contracts (as defined in Section 11) are set forth on Schedule 6(f) and are legally valid and binding and in full force and effect, and neither Seller nor any other party is in default or has breached any term of the Assumed Contracts. All the Assumed Contracts may be assigned to Buyer as contemplated by this Agreement without penalty or fee, subject to obtaining any consents identified on Schedule 1(a). Subject to obtaining any consents identified on Schedule 1(a), none of the Assumed Contracts rights will be impaired in any material respect by the consummation of Closing, and all of the rights of Seller under the Assumed Contracts will be enforceable by Buyer after Closing without any other party’s consent or agreement.

(g)          Condition of Assets at Closing. At Closing, all the physical Assets will be in substantially the same physical condition as they were in on the Effective Date.

(h)          Compliance with Laws; Litigation. Seller has operated the Marketing/Retail Business in conformity with all applicable federal, state, and local laws, ordinances, and regulations, except for violations and failures to comply that are not, individually or in the aggregate, reasonably expect to have a material adverse effect on the Marketing/Retail Business. Seller has not received any notice of alleged noncompliance during the past two fiscal years. There is no litigation pending or to Seller’s knowledge threatened (whether or not covered by insurance), nor is there any order, injunction, decree, proceeding, or governmental investigation existing or pending against Seller, the Assets, or the Marketing/Retail Business, nor, to Seller’s knowledge, is there any basis for any such litigation.

(i)          Licenses and Rights. Seller possesses all franchises, licenses, permits, and other authorizations from governmental, regulatory authorities, and all other persons and entities necessary to permit Seller to engage in the Marketing/Retail Business as presently conducted in and at all locations and places where they are presently operating (collectively, “Authorizations”), other than such Authorizations which if not obtained are not, individually or in the aggregate, reasonably expect to have a material adverse effect on the Marketing/Retail Business. To Seller’s knowledge, Seller has not received any notice that any governmental or regulatory authority is considering or intends to cancel, terminate, modify, or not renew any Authorizations.

(j)          Absence of Changes. During the two years preceding the Effective Date, there has not been any material adverse change in the condition (financial or otherwise) of, or material damage, destruction, or loss affecting, the Marketing/Retail Business or the Assets, and Seller has not:

(i)     entered into or engaged in any transaction pertaining to the Marketing/Retail Business, other than in the ordinary course of business and consistent with past practices, including but not limited to any transaction relating to: (A) borrowing money; (B) purchasing, leasing (as lessor or lessee), selling, or encumbering its assets or properties; (C) cancelling, terminating, amending, or waiving of any of the Assumed Contracts or any rights or claims arising under the Assumed Contracts; or (D) increasing the rate of compensation or fringe benefits payable to or for the benefit of any officer, director, employee, agent, or independent contractor of Seller; or

(ii)     become aware of any potential material loss of customers, suppliers, or volume or profitability of the Marketing/Retail Business.

(k)          Taxes; Contributions. All federal, state, local, and foreign tax returns required to be filed by Seller have been filed on a timely basis, all of which returns are correct and complete, and all taxes due and payable on or before the Effective Date (including but not limited to any general-excise taxes and surcharges) by Seller have been paid. There are no threatened claims or claims pending against Seller for past-due taxes, and there are not now any matters under discussion with federal, state, local, or foreign authorities relating to any additional taxes or assessments against Seller. All taxes and other assessments and levies which Seller is or has been required by law to withhold or to collect have been duly withheld and collected, and have been timely paid to the proper governmental authorities. All contributions and payments for workers’ compensation, unemployment compensation, and the like which Seller has been required by law to make or pay have been duly made or paid.

(l)           Employee Benefit Plans. With respect to the Marketing/Retail Business, except as listed on Schedule 6(l), Seller has no written or oral union contracts, employment contracts, consulting agreements, severance agreements, or any other binding agreements relating to the employment of any of its employees, or any pension, “ERISA”, retirement, profit-sharing, incentive-compensation, bonus, option, or other benefit plans.

(m)         Union Activity. During the seven years preceding the Effective Date, there has not been any union activity, attempted union organization, or the threats of the same with respect to the Marketing/Retail Business.

(n)          Overtime, Back Wages, Vacation, and Minimum Wages. To Seller’s knowledge, no present or former employee of Seller has any valid and enforceable claim (whether under federal or state law) under any employment agreement, or otherwise, with respect to the Marketing/Retail Business, for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve (12) months; or (iv) any violation of any statute, ordinance, or regulation relating to minimum wages or maximum hours of work.

(o)         Discrimination, Occupational Safety, and Other Statutes and Regulations. To Seller’s knowledge, no person or party (including but not limited to governmental agencies of any kind) has asserted any claim or has any basis for any valid and enforceable action or proceeding against Seller, with respect to the Marketing/Retail Business, arising out of any breach or violation by Seller of any statute, ordinance, or regulation relating to discrimination in employment or employment practices of occupational safety and health standards (including but not limited to The Occupational Safety and Health Act, The Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, and the Americans With Disabilities Act of 1990, as amended).

(p)         Workers’ Compensation. Except as otherwise disclosed to Buyer in writing, with respect to the Marketing/Retail Business, Seller has not received any workers’ compensation claims in the past five (5) years.

(q)         WARN Act. Closing under this Agreement and Seller’s terminating employment of the Marketing/Retail Employees at Closing will not trigger any notice requirements under the Worker Adjustment and Retraining Notification Act (WARN) or any other similar state law, rule, or regulation.

(r)          Patents, Trade Names, and Trademarks. None of the past or present employees, officers, directors or shareholders of Seller have any rights in any Intellectual Property that is currently used by Seller for the Marketing/Retail Business. Seller has not granted any outstanding license or other rights to Intellectual Property owned by or licensed to it, and is not liable, and has not made any contract or arrangement whereby it may become liable, to any person for any royalty or other compensation for the use of any Intellectual Property. The Intellectual Property does not infringe, and Seller has received no notice that it infringes, on any intellectual-property rights of others. Seller has the unrestricted right to use all Intellectual Property listed on Schedule 1(a) in connection with the Marketing/Retail Business.

(s)          Finders’ Fee. Except as otherwise disclosed to Buyer in writing, Seller has not dealt with any broker, agent, or finder (as applicable, “Broker”) or incurred any liability for brokerage fees, finders’ fees, agents’ commissions, or other similar forms of compensation in connection with this Agreement.

(t)          Business Relations. Seller has not received any oral or written notification, and is not otherwise aware of any circumstances, which would cause Seller to believe that the Marketing/Retail Business’ business relationships with any customer, sales representative, employee, dealer, or supplier would be adversely affected by this Agreement or the consummation of Closing.

(u)          Disclosure. No representation or warranty made by Seller in this Agreement contains any untrue statement of material fact or omits to state a material fact required to make the statements made in this Agreement inaccurate or misleading.

7.            Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or document delivered in connection with this Agreement will survive the execution of this Agreement, Closing, and any investigation made by the Parties and shall remain in effect for two years following the Closing Date.

8.            Knowledge of Inaccurate Representations or Warranties. If Buyer or Buderim Parent has actual knowledge that any representation or warranty made by Seller in this Agreement is not true before Closing, or if Seller has actual knowledge that any representation or warranty made by Buyer or Buderim Parent in this Agreement is not true before Closing, then Perty with such actual knowledge may:

(a)          elect to proceed with Closing with an equitable adjustment to the Shares; or

(b)          terminate this Agreement by giving written notice of such termination to the other Party or Parties, as applicable, whereupon: (i) if the falsity of a Party’s representation or warranty was due to the Party’s fraud, intentional misrepresentation, or bad faith, then such Party will reimburse the other Party or Parties for its or their due-diligence costs and expenses and reasonable attorneys’ fees incurred in the negotiation of this Agreement; and (ii) the Parties will be released from all of their respective obligations under this Agreement, except for those obligations which by the express terms of this Agreement are intended to survive.

9.            Covenants of Seller. Seller covenants and agrees with Buyer as follows:

(a)          Access to Information. From the Effective Date until Closing, Seller will provide Buyer and Buyer’s representatives (including legal counsel, accountants, and lenders) with full access during normal business hours, upon reasonable request, to all of Seller’s books and records (financial or otherwise), contracts, and properties. Before Closing, Buyer may from time to time conduct any inspections, reviews, and interviews regarding the Assets, Marketing/Retail Business, Marketing/Retail Office, and Marketing/Retail Employees in Buyer’s sole discretion. Seller will provide Buyer with all other documents, materials, and information which a reasonable purchaser would consider relevant or material to a decision to purchase the Assets or the Marketing/Retail Business.

(b)          Conduct of the Marketing/Retail Business until Closing. From the Effective Date until Closing, except for actions taken with the prior written consent of Buyer (which consent Buyer may withhold, delay, or condition in Buyer’s reasonable discretion), Seller will conduct the Marketing/Retail Business in the ordinary course, and will use its best efforts to keep the Marketing/Retail Business operations intact, to keep available the services of its present employees, and to preserve the goodwill of the Marketing/Retail Business’ customers, suppliers, and other business contacts. Seller will not take any action, or fail to take any action, that would reasonably be expected to materially or adversely affect the ongoing operation of the Marketing/Retail Business.

(c)          Maintenance of the Assets. From the Effective Date until Closing, Seller will maintain the physical Assets in customary repair, order, and condition.

(d)          Creation of Liabilities, Obligations, and Liens. From the Effective Date until Closing, without Buyer’s prior written consent (which Buyer may withhold, delay, or condition in Buyer’s sole and absolute discretion), Seller will not, with respect to the Marketing/Retail Business: (i) create, incur, assume, guarantee, or otherwise become liable with respect to any indebtedness for any reason whatsoever, except in the ordinary course of business; or (ii) incur or suffer the incurrence of any lien or other encumbrance on any Asset.

(e)          No Solicitation. From the Effective Date until Closing, Seller will not solicit or accept from any other person or entity any offer or expression of interest in or with respect to an acquisition, combination, or similar transaction involving the Marketing/Retail Business or the Assets, subject to any fiduciary obligations of the directors to consider any unsolicited offer.

(f)          Notification of Buyer. From the Effective Date until Closing, Seller will promptly notify Buyer, in writing, of: (i) any new, or changed information regarding or pertaining to the Assets; and (ii) any threatened lawsuit or claim against Seller; and (iii) any adverse change, or any projected or threatened adverse change, in the Assets or the Marketing/Retail Business.

(g)          Name Change. On the Closing Date, Buyer will grant Seller and its affiliates, including RH Parent, a non-exclusive license to use the trademarks and trade names “Royal Hawaiian Orchards” and “Royal Hawaiian Macadamia” in connection with the remaining business of Seller and the businesses of Seller’s affiliates for a transition period not to exceed one year from the Closing Date. Seller and its affiliates, including RH Parent, will change their names to names that are not likely to cause any confusion with and are dissimilar to “Royal Hawaiian Orchards.”

(h)          Further Assurances. Seller will execute and deliver to Buyer any and all documents, instruments, and agreements reasonably requested by Buyer in addition to those expressly provided for in this Agreement that may be necessary or appropriate to effectuate the provisions of this Agreement and the other documents to be delivered in connection with this Agreement, whether on or after the Closing Date.

10.           Representations and Warranties of Buyer and Buderim Parent. Buyer and Buderim Parent, as applicable, make the following representations and warranties to Seller effective as of the Effective Date and the Closing Date:

(a)          Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Hawaii. Buderim Parent is a corporation duly organized, validly existing, and in good standing under the laws of Australia.

(b)          Authority. Each of Buyer and Buderim Parent has all necessary limited liability company or corporate power and authority to execute, deliver, and perform this Agreement and to consummate Closing. The execution, delivery, and performance of this Agreement by each of Buyer and Buderim Parent and the consummation by each of Buyer and Buderim Parent of the Closing does not violate the terms or conditions of organizational documents of either Buyer or Buderim Parent or any amendments thereto, any judicial or administrative order or process, law, rule or regulation applicable to Buyer or Buderim Parent or any of their properties or assets, or any agreement or instrument to which Buyer or Buderim Parent is a party or by which Buyer or Buderim or any of their properties or assets is bound. This Agreement and the consummation of Closing have been duly and effectively authorized by all necessary limited liability or corporate actions, as applicable. This Agreement is a valid and binding obligation of each of Buyer and Buderim Parent, enforceable in accordance with its terms.

(c)          No consents. No consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of Buyer of Buderim Parent for or in connection with the execution and delivery of this Agreement or the consummation of Closing by Buyer or Buderim Parent.

(d)          Capitalization.

At February 28, 2018:

(i)      Buderim Parent’s authorized capital stock consisted of 74,801,618 ordinary shares issued;

(ii)     There were outstanding options to purchase an aggregate of approximately 3,000,000 ordinary shares;

(iii)    There was convertible debt outstanding which can be converted into 37,500,000 ordinary shares;

(iv)    All ownership interests of Buyer are owned by Buderim Parent and there are no options or rights to purchase ownership interests of Buyer outstanding;

(v)     When issued to Seller in accordance with this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

(e)          ASX Reports and Financial Statements. Since December 31, 2015, Buderim Parent has filed all forms, reports and other documents (“Buderim Parent Reports”) required to be filed by Buderim Parent, pursuant to the Corporations Act 2001 (the “Corporations Act”) and other relevant laws, with the Australian Securities Exchange (“ASX”). As of their respective dates, the Buderim Parent Reports complied in all material respects with the applicable requirements of the Australian securities laws and the rules and regulations promulgated thereunder and the rules and regulations of ASX applicable to such Buderim Parent Reports and, except to the extent that information contained in any Buderim Parent Report has been revised or superseded by a later Buderim Parent Report filed and publicly available prior to the date of this Agreement, none of the Buderim Parent Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buderim Parent included in the Buderim Parent Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the ASX and the Corporations Act with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the Corporations Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position of Buderim Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Buderim Parent Reports, neither Buderim Parent nor any of the Buderim Parent subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Buderim Parent and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Buderim Parent.

(f)          Absence of Certain Changes. Except as set forth in the Buderim Parent Reports filed with ASX prior to the date hereof, since June 30, 2017, there has not been any material adverse change in the financial condition, results of operations or business of Buderim Parent.

(g)          Finders’ Fee. Except as otherwise disclosed to Seller in writing, Buyer has not dealt with any Broker or incurred any liability for brokerage fees, finders’ fees, agents’ commissions, or other similar forms of compensation in connection with this Agreement.

(h)          Disclosure. No representation or warranty made by Buyer or Buderim Parent in this Agreement contains any untrue statement of material fact or omits to state a material fact required to make the statements made in this Agreement inaccurate or misleading.

11.           Buyer’s Election Regarding Assumed Contracts. Buyer will give written notice to Seller before Closing of all the contracts and agreements which Buyer wishes to assume under this Agreement at Closing (collectively, “Assumed Contracts”). Buyer may elect to assume none, any number, or all of Seller’s contracts in Buyer’s sole and absolute discretion. If Buyer does not provide the written election of Assumed Contracts, Buyer will be deemed to have elected to assume all of Seller’s contracts and agreements (except for any Excluded Assets).

12.           Conditions Precedent to Closing.

(a)          Conditions to Obligations of Buyer and Buderim Parent. The obligation of Buyer and Buderim Parent to proceed with Closing is subject to the satisfaction at or before the Closing Date of the following conditions:

(i)      The landlord of the Marketing/Retail Office lease has consented in writing to the assignment by Seller to Buyer of the Marketing/Retail Office lease with a form of consent and upon terms satisfactory to Buyer in Buyer’s reasonable discretion.

(ii)     The Marketing/Retail Employees have each entered into written employment agreements with Buyer on terms acceptable to Buyer in Buyer’s reasonable discretion.

(iii)     Seller has performed and provided all Seller’s Closing Deliveries (defined below).

(iv)     All representations and warranties of Seller in this Agreement are true at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

(v)      There have been no adverse or negative changes or updates to the Assets or Marketing/Retail Business since the Effective Date.

(vi)     No action, suit, or proceeding before any court or any governmental body or authority pertaining to this Agreement, the Assets, or the transactions contemplated by this Agreement has been instituted or threatened on or before Closing.

(vii)     Seller has secured consents of all third parties necessary for Seller to execute, deliver, and perform this Agreement.

(viii)    Seller has performed and complied, in all material respects, with all other obligations and covenants required by this Agreement to have been performed or complied with by Seller before or on the Closing Date.

(b)          Conditions to Seller’s Obligations. Seller’s obligation to proceed with Closing is subject to the satisfaction at or before the Closing Date of the following conditions:

(i)      Buyer and Buderim Parent have performed and provided all Buyer’s Closing Deliveries (defined below).

(ii)     All representations and warranties of Buyer and Buderim Parent in this Agreement are true at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

(iii)     There have been no adverse or negative changes or updates to the business of Buderim Parent affecting the value of the Shares since the Effective Date.

(iv)     No action, suit, or proceeding before any court or any governmental body or authority pertaining to this Agreement, the Assets, or the transactions contemplated by this Agreement has been instituted or threatened on or before Closing.

(v)      Buyer and Buderim Parent have performed and complied, in all material respects with all obligations and covenants required by this Agreement to have been performed or complied with by Buyer before or on the Closing Date.

(vi)     American AgCredit, PCA has consented to the sale of the Assets pursuant to this Agreement and the release of the Assets from it’s UCC security interest.

(c)          Failure of Condition Precedent. If any condition precedent set forth in this Section 12 Conditions Precedent to Closing is not satisfied by the final deadline for Closing under this Agreement, the Party whose condition was not met may terminate this Agreement by giving written notice to the other Party, in which case, no Party will have any further rights or obligations under this Agreement (except for those rights and obligations which are intended to survive termination of this Agreement).

13.           Prorations and Adjustments.

(a)          Generally. All items of revenue and expense with respect to the Assets and the Marketing/Retail Business applicable to the period of time before and after the Closing Date, will be allocated between Seller and Buyer on an accrual basis. Seller will be entitled to all revenue and will be responsible for all expenses for the period of time up to 11:59 P.M. Hawaii Standard Time on the day immediately preceding the Closing Date (“Adjustment Point”), and Buyer will be entitled to all revenue and will be responsible for all expenses for the period of time after the Adjustment Point. All prorations will be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.

(b)          Post-Closing Adjustments. As soon as reasonably practicable after Closing, but in no event later than 180 days after Closing (“True-Up Period”), Seller and Buyer, acting reasonably and in good faith, will reconcile between themselves the amounts to be prorated pursuant to this Agreement, using any updated information with respect to matters then available. During the True-Up Period each Party will provide the other with reasonable access to the books, records, computer runs, and other documents relating to the Assets and the Marketing/Retail Business which contain information relevant to completing the reconciliation. The Party in whose favor any original incorrect adjustment or error was made will pay to the other Party the sum necessary to correct such previous incorrect adjustment or error within 10 Business Days of notice from the other Party. “Business Day” means any day other than Saturday, Sunday, federal holiday, or Hawaii State holiday (as defined in Hawaii Revised Statutes § 8-1). This Section will survive Closing.

(c)          Inventory Adjustments. If the net value of the inventory included in the Assets at the Closing Date, determined as if a balance sheet of the Marketing/Retail Business were prepared on that date is (i) less than $900,000, then Seller shall convey an amount of bulk kernel to Buyer in an amount equal in value to the net difference between $900,000 and the net value of the inventory conveyed at Closing; (ii) greater than $1,000,000, then Buyer shall assume an account payable from Seller to RH Parent for bulk kernel in an amount equal to the difference between $1,000,000 and the net value of the inventory conveyed at Closing, and (iii) equal to or greater than $900,000 and equal to or less than $1,000,000, then no adjustment shall be made with respect to inventory.

14.           Seller’s Closing Deliveries. In this Agreement, “Seller’s Closing Deliveries” means Seller’s obligations under this Section.

(a)          At least two Business Days before Closing, Seller will deliver the following to Seller’s attorney, all in executed or other final form, as applicable:

(i)      The Subscription Agreement.

(ii)     The Supply Agreement.

(iii)     The Processing Agreement.

(iv)     A Bill of Sale for the physical Assets substantially in the form attached to this Agreement as Exhibit 14(a)(iv) (“Bill of Sale”).

(v)      An Assignment and Assumption of Intangible Property transferring title to the intangible Assets substantially in the form attached to this Agreement as Exhibit 14(a)(v) (“Assignment/Assumption”).

(vi)     All instruments, documents, and forms required by the proper licensing authority to transfer and assign all of the Marketing/Retail Business’ Intellectual Property to Buyer (collectively, “Intellectual-Property Transfer Documents”).

(vii)     A certificate from Seller, dated as of the Closing Date, certifying that: (A) all of the representations and warranties of Seller made in this Agreement are true and correct as of the Closing Date; and (B) Seller has performed and complied, in all material respects, with all of its obligations and covenants under this Agreement.

(viii)    Certificates of Good Standing from the Secretary of State of Delaware, Department of Commerce and Consumer Affairs of the State of Hawaii, and each other state in which Seller is required to be qualified to do business as a result of the operations of the Marketing/Retail Business, all dated no earlier than ten (10) days before the Closing Date.

(b)         On the Closing Date, Seller will deliver possession of all the physical Assets to Buyer, at the locations requested by Buyer and at the times requested by Buyer.

(c)          On the Closing Date, Seller will terminate the Marketing/Retail Employees in accordance with all applicable laws and regulations.

15.           Buyer’s Closing Deliveries. In this Agreement, “Buyer’s Closing Deliveries” means the obligations of Buyer and Buderim Parent under this Section. At least two Business Days before Closing, Buyer will deliver the following to Buyer’s attorney, all in executed or other final form, as applicable:

(a)          The Subscription Agreement.

(b)          The Supply Agreement.

(c)          The Processing Agreement.

(d)          The Assignment/Assumption.

16.           Closing.

(a)          “Closing” means the consummation of the transactions contemplated by this Agreement. “Closing Date” means the date that Closing occurs, which will be no later than ten (10) Business Days after the Effective Date.

(b)          At Closing, each Party’s attorney will deliver to the other Party’s attorney the fully executed and compiled Closing documents held by such attorney, and Buyer’s attorney shall file the Intellectual-Property Transfer Documents with the proper agencies.

17.           Post-Closing.

(a)          Payment of Liabilities. To preserve for Buyer the opportunity to maintain good relations with Seller’s creditors and prevent the assertion of claims for nonpayment against Buyer, Seller will pay or otherwise satisfy and discharge promptly within 10 Business Days after the Closing Date (or earlier, if due earlier), all accounts payable and other liabilities owed to Seller’s creditors with respect to the Marketing/Retail Business.

(b)          Collection of Receivables. Seller will be responsible for collecting Seller’s own accounts receivable after Closing, and Buyer will have no obligation to participate in Seller’s efforts to do so. Seller will collect its accounts receivable in a manner that will not (i) cause or result in a claim against Buyer or the Assets; (ii) cause or result in a third party’s declaring a default under, or threatening termination of, any Assumed Contract; and (iii) will not damage or negatively affect the reputation or customer relations of the Marketing/Retail Business, Buyer, or Buyer’s affiliates.

(c)          Notice to Seller’s Creditors. If, following the Closing Date, Seller incurs liabilities to creditors with whom Seller conducted business before the Closing Date (for example, utility companies and credit-card companies), Seller will promptly after the Closing Date inform such creditors of a mailing address, other than an address of the Marketing/Retail Business, to which invoices should be sent. Seller will promptly pay such creditors all amounts properly due.

(d)          Noncompetition.

(i)     For a period of three years after the Effective Date of this Agreement, Seller will not itself, and will not permit any entity in which Seller directly or indirectly has any ownership interest or management right of any kind to, directly or indirectly:

(A)     advertise, market, or sell macadamia nuts to retail consumers;

(B)     own, manage, operate, control, conduct, promote, be employed by, solicit sales for, invest in (other than an investment of less than 5% in a public company), participate in, advise, consult with, or be otherwise connected with, in whole or in part, a business that is similar to or in competition with the Marketing/Retail Business (a “Competing Business”); provided, however, that a Competing Business shall not the sale of nuts to or processing of nuts for third parties include a business that is engaged in the snack food industry which does not market macadamia nuts or macadamia nut based products;

(C)     have any ownership or management interest in, or provide consulting or similar services to, a Competing Business, directly or through a corporate body, trust, partnership, joint venture, or any other entity, as a trustee, principal, agent, shareholder, unit holder, independent contractor, consultant, indirect financing or advisor, or in any other capacity;

(D)     provide any person or entity with direct or other assistance which assists that person or entity to engage in a Competing Business;

(E)     divert or attempt to divert from Buyer’s operation of the Marketing/Retail Business any customers, clients, vendors, suppliers, contractors, employees, or business; or

(F)     take any action that could potentially or actually does adversely affect Buyer’s operation of the Marketing/Retail Business.

Notwithstanding the foregoing, nothing in this Agreement or this Section shall preclude Seller or RH Parent from selling nuts to or processing nuts for a third party on an arm’s length basis, whether or not such third party is engaged in a Competing Business.

(ii)     Seller acknowledges and agrees that if Seller engages in or permits activities reserved for Seller in the Noncompetition Section of this Agreement, Buyer will not receive the benefit of the bargain in this Agreement and that Buyer will suffer irreparable injury. Seller represents that Seller’s other businesses are such that observing the obligations in the Noncompetition Section of this Agreement will not cause Seller any undue hardship or unreasonably interfere with Seller’s ability to operate a profitable business.

(e)          Indemnification.

(i)     Indemnification of Buyer. Seller will indemnify, defend (with counsel of Buyer’s choosing), and hold harmless Buyer against any Buyer’s Damages. “Buyer’s Damages” means any claims, actions, demands, losses (including but not limited to any diminution in value), costs, expenses (including but not limited to attorneys’ fees), liabilities, penalties, and damages, including counsel fees incurred in attempting to avoid the same or oppose the imposition thereof, resulting to Buyer from: (A) any inaccurate representation made by Seller in this Agreement or in any certificate or document delivered in connection this Agreement; (B) the breach of any warranty made by Seller in this Agreement or in any certificate or document delivered in connection this Agreement; (C) a breach or default in the performance by Seller of any of the covenants to be performed by it under this Agreement; (D) the ownership, operation or control of the Assets at or prior to the Closing Date; (E) the imposition of any and all federal, state, or local taxes arising out of, resulting from, or relating to Seller’s operation of the Marketing/Retail Business on or before the Closing Date; (F) the imposition of any and all federal, state, or local taxes based on the income of Seller relating to Seller’s sale of the Assets; and (G) claims relating to Seller’s or Seller’s predecessors’ release, generation, treatment, transport, recycling, or storage of any hazardous substance or arising out of or attributable to Seller’s or Seller’s predecessors’ arrangements for any of the foregoing; provided, however, that in no event will the aggregate liability of Seller exceed the aggregate consideration payable hereunder.

(ii)     Indemnification of Seller. Buyer and Buderim Parent, as applicable, will indemnify, defend (with counsel of Seller’s choosing) and hold harmless Seller at all times from and after the Closing Date, against Seller’s Damages. “Seller’s Damages” means any claims, actions, demands, losses (including but not limited to any diminution in value), costs, expenses, liabilities, penalties, and damages, including counsel fees incurred in attempting to avoid the same or oppose the imposition thereof, resulting to Seller from: (A) any inaccurate representation made by such Party in this Agreement or in any certificate or document delivered in connection this Agreement; (B) the breach of any warranty made by such Party in this Agreement or in any certificate or document delivered in connection this Agreement; (C) a breach or default in the performance by such Party of any of the covenants to be performed by it under this Agreement; (D) the ownership, operation or control of the Assets at or prior to the Closing Date; and (E) the imposition of any and all federal, state, or local taxes arising out of, resulting from, or relating to Seller’s operation of the Marketing/Retail Business from and after the Closing Date; provided, however, that in no event will the aggregate liability of such Parties exceed the aggregate consideration payable hereunder.

(f)          Books and Records.

(i)     Following the Closing Date until the fourth anniversary of the Closing Date, each Party will afford to the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data in its possession relating to Seller, the Assets or the Liabilities with respect to periods prior to the Closing Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party (i) to prepare any tax return or to respond to any audit or other examination by any taxing authority, (ii) to financial statements, (iii) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made by or against any Party or its affiliates and (iv) for any other reasonable business purpose.

(ii)     Each Party agrees that for a period of not less than four (4) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records in its possession relating to Seller, the Assets or the Liabilities with respect to periods prior to the Closing Date. Each Party shall have the right to destroy all or part of such books and records after the fourth anniversary of the Closing Date or, at any earlier time, by giving each other Parties hereto thirty (30) days’ prior written notice of such intended disposition and by offering to deliver to the other Parties, at the other Parties’ expense, custody of such books and records as such Party may intend to destroy.

(g)          Sales Taxes. Buyer shall be responsible for any and all sales, use and other similar taxes payable with respect to the purchase of the Assets.

(h)          Survival. The Parties’ respective rights and obligations set forth in this Post-Closing Section will survive Closing.

18.           Confidentiality.

(a)          Except as otherwise deemed necessary or advisable to comply with applicable law:

(i)     the Parties will keep the contents of this Agreement confidential;

(ii)     no Party will make a publicity or press release to the general public with respect to this Agreement without the prior written consent of the other Party; and

(iii)     after Closing, the foregoing prohibition as to publicity will not apply to the simple fact that Closing has occurred, but will continue to apply to all other aspects of this Agreement.

(b)          The Parties’ respective rights and obligations under this Confidentiality Section will survive Closing or earlier termination of this Agreement.

19.           Damage of Assets. If any material portion of the Assets are substantially damaged or destroyed or their value decreases in a material manner before Closing, then Buyer may, at Buyer’s option: (a) elect to continue this Agreement in full force and effect, in which case Seller will assign to Buyer all rights of Seller’s insurance recovery due by reason of said damage, destruction, or other reduction in value, and pay to Buyer the cost of any deductible (which obligation will survive Closing); or (b) elect to terminate this Agreement, in which case no Party will have any further rights or obligations under this Agreement except as otherwise expressly provided in this Agreement.

20.           Miscellaneous.

(a)          Notices.

(i)     Unless otherwise stated in this Agreement, notices must be in writing and delivered in person or sent by email, facsimile, or certified or registered mail with postage prepaid and return receipt requested, to the person entitled to receive the notice at the last mailing address, fax number, or email address provided in writing by that person. As of the Effective Date, the last contact information provided by the Parties is below their signatures at the end of this Agreement.

(ii)     Notices given by personal delivery will be deemed given on the date of delivery. Notices given by email will be deemed given when sent unless the sending Party is notified that the email was not received or the email or address is invalid. Notices given by facsimile will be deemed given as stated on the sender’s fax receipt. Notices given by certified or registered mail will be deemed given on the date of delivery as established by U.S. Post Office return receipt.

(b)          Headings and Sections. All section headings in this Agreement are for convenience only. They are not a part of this Agreement and do not define, limit, extend, or describe the scope or intent of any provisions.

(c)          Definitions. The bolding, capitalizing of initial letters, and enclosing of a word or phrase in quotation marks in this Agreement means that word or phrase is defined by the surrounding text, as suggested by the context (each a “Defined Term”). Unless otherwise stated or logically required by the context, each use of a Defined Term with capitalized initial letters but without bolding and quotation marks incorporates the corresponding definition. An uncapitalized word or phrase is not a Defined Term and retains its common or legal term-of-art meaning, as applicable, notwithstanding that the word or phrase may contain the same text as a Defined Term.

(d)          Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement includes the corresponding masculine, feminine, or neuter forms. The singular form of Defined Terms, nouns, pronouns, and verbs includes the plural, and vice versa.

(e)          Further Action. The Parties will execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

(f)          Assignment and Delegation. Seller may not assign this Agreement, delegate any duty under this Agreement, or assign any right under this Agreement, and any attempt to do so will be void. Buyer may freely assign this Agreement, delegate any duty under this Agreement, or assign any right under this Agreement to any one or more affiliates of Buyer, with or without notice to Seller.

(g)          Binding Effect. This Agreement binds and inures to the benefit of the Parties and their successors, legal representatives, and permitted assignees.

(h)          Integration of Entire Agreement. This Agreement is the final, entire agreement among the Parties pertaining to the subject matter of this Agreement, and supersedes all previous agreements and understandings pertaining to this Agreement or its subject matter (including but not limited to any term sheets exchanged between the Parties). The recitals (i.e., the background information provided after the opening paragraph of this Agreement), Exhibits, and Schedules referenced in this Agreement are a part of this Agreement.

(i)           No Waiver. A failure by a Party to require strict performance of any provision of this Agreement, or to exercise any right or remedy arising because of a breach, is not a waiver of that breach or any other covenant, duty, agreement, or condition. Any extension or waiver by any Party of any provision in this Agreement will be valid only if set forth in writing signed by that Party.

(j)            Amendment. This Agreement may not be amended or modified except by a written instrument executed by all of the Parties.

(k)          Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of that provision in every other respect and the remaining provisions of this Agreement will not, at the election of the Party for whose benefit the provision exists, be in any way affected or impaired.

(l)            Applicable Law. This Agreement will be governed by the laws of the State of Hawaii without regard to the choice of law or principles of conflict of law.

(m)          Jurisdiction. The Parties will bring all actions in law, equity, or otherwise arising under this Agreement (or related to the transactions contemplated in this Agreement), exclusively in the federal or state courts sitting in Honolulu, Hawaii, and in no other jurisdiction or venue. Each Party consents to the jurisdiction of such courts. Each Party further agrees that personal jurisdiction over that Party may be effected by service of process by registered or certified mail addressed to the last address that Party provided to the other Parties, and that when so made will be as if served upon that Party personally within the State of Hawaii.

(n)          Attorneys’ Fees and Costs. If any Party institutes an arbitration, lawsuit, action, or other proceeding of any nature in connection with any controversy arising out of this Agreement, or to interpret or enforce any rights under this Agreement, the prevailing Party may recover all expenses the prevailing Party incurs in enforcing this Agreement, including but not limited to attorneys’ fees, costs, and expenses of the arbitration, suit, action, or other proceeding. Any judgment or order entered in such action will contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. The prevailing Party will be determined by the court, arbiter, or other decision maker based on an assessment of which Party’s major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other Party’s major arguments or positions on major disputed issues.

(o)          Survival. In addition to any provisions of this Agreement specifically designated to survive Closing or termination of this Agreement, the Parties acknowledge and agreement their respective rights and obligations under the following Sections of this Agreement will survive Closing or earlier termination of this Agreement: Sections 2, 6, 7, 9(g),9(h), 10, 13(b), 17, 18, 19, and 19.

(p)          Legal Representation. Each Party acknowledges and represents that it was represented by its own legal counsel in the negotiation and execution of this Agreement and had the opportunity to seek advice regarding its legal rights from such counsel.

(q)          Drafting. This Agreement is the result of negotiation between sophisticated parties. No provision of this Agreement may be interpreted for or against any Party on the basis that it drafted such provision, and no presumption or burden of proof may arise disfavoring or favoring any Party because of the authorship of any of the provisions of this Agreement.

(r)           Counterparts. This Agreement may be executed in counterparts. Signature pages may be delivered personally, by mail, or electronically.

Signature page follows.

Each Party is executing this Agreement effective as of the Effective Date.

BUYER: MacFarms, LLC, By Buderim Ginger America, Inc., its Sole Member		SELLER: Royal Hawaiian Macadamia Nut, Inc.
		By:	/s/ Brad Nelson
Printed Name: Brad Nelson
By:	/s/ Dennis Lin	As: President
Printed Name: Dennis Lin Its: Director		Address for Notice Purposes:

BUDERIM PARENT Buderim Group Limited		Royal Hawaiian Macadamia Nut, Inc. c/o Royal Hawaiian Resources, Inc. Attn: Brad Nelson 390 Interlocken Crescent, Suite 350 Broomfield, Colorado 80021
By:	/s/ Dennis Lin	Email: bnelson@rhrnut.com
Printed Name:	Dennis Lin
As:	Director	With copy to:
Wanda J. Abel
Davis Graham & Stubbs LLP
By:	/s/ Albert Tse	1550 Seventeenth Street, Suite 500
Printed Name:	Albert Tse	Denver, Colorado 80202
As:	Director	Email: wanda.abel@dgslaw.com

Address for Notice Purposes:

MacFarms, LLC

Attn: Andrew Bond

Level 5, 303 Coronation Drive

Milton QLD 4064

AUSTRALIA

Email: abond@buderimginger.com

With copy to:

Bart W. Howk, Esq.

Bays Lung Rose & Holma

700 Bishop St., Ste. 900

Honolulu, HI 96813

Email: bhowk@legalhawaii.com

Signature Page to Asset Purchase Agreement

List of Schedules and Exhibits

Schedules

Schedule 1(b):  Partial List of Assets

Schedule 1(c):  Excluded Assets

Schedule 2:  Partial List of Liabilities Buyer is Not Assuming

Schedule 6(f):  Contracts that Buyer May Elect to Assume

Schedule 6(l):  Agreements with Marketing/Retail Employees

Exhibits

Exhibit 3(a):  Form of Subscription Agreement

Exhibit 4:  Form of Supply Agreement

Exhibit 5:  Form of Processing Agreement

Exhibit 14(a)(iv):  Form of Bill of Sale

Exhibit 14(a)(v):  Form of Assignment and Assumption of Intangible Property

Schedule 1(b)

to Asset Purchase Agreement

Partial List of Assets

●	Material Contracts
o	Marketing/Retail Office lease is a material contract that requires consent to be assigned to Buyer
o	Agreements with Brokers for key customers – Costco, Walmart
o	Distribution Warehouse Agreement
●	All Customers
●	Trademark
o	Royal Hawaiian Orchards
o	Live Long. Live Well. Live Aloha.
o	Royal Hawaiian Macadamias
●	Inventory
o	Ingredients
o	Packaging
o	Shipping and Cartons
o	Shipping Supplies
o	Finished Goods Savory
o	Finished Goods Crunch
o	Finished Goods Dark Chocolate
o	Finished Goods Macadamia Butter
o	Finished Goods Singles
●	All print plates and dyes, assembly

Schedule 1(c)

to Asset Purchase Agreement

Excluded Assets

●	Packaging related to bulk shipments

Schedule 2

to Asset Purchase Agreement

Partial List of Liabilities Buyer is Not Assuming

Schedule 6(f)

to Asset Purchase Agreement

Contracts that Buyer May Elect to Assume

Schedule 6(l)

to Asset Purchase Agreement

Agreements with Marketing/Retail Employees

Letter Agreement with Scott Wallace

Consulting Agreement with Claude Weiller

Exhibit 3(a)

to Asset Purchase Agreement

Form of Subscription Agreement

(attached)

Subscription Agreement

between	Level 16, Waterfront Place 1 Eagle Street Brisbane QLD 4000 Australia T +61 7 3338 7500 | F +61 7 3338 7599

Buderim Group Limited

ACN 010 978 800

(Company)

and

Royal Hawaiian Orchards, L.P.

(Subscriber)

Draft dated __ March 2018

Table of contents

List of Schedules and Exhibits			23
Schedule 1(b): Partial List of Assets			23
Schedule 1(c): Excluded Assets			23
Schedule 1(b)			24
Schedule 1(c)			25
1	Definitions and interpretation		2
	1.1	Definitions	2
	1.2	Interpretation	3
2	Subscription and issue		4
	2.1	Subscription Shares	4
	2.2	Rights and ranking	4
3	Completion		4
	3.1	Time and place	4
	3.2	Actions by the Company	4
	3.3	Actions by the Subscriber	5
	3.4	Interdependency	5
	3.5	Termination	5
4	Top-Up Right		5
	4.1	Grant	5
	4.2	Top-Up Shares	5
	4.3	Top-Up Price	5
	4.4	Diluting Event	5
	4.5	Lapse of Top-Up Right	5
	4.6	Compliance with terms of ASX Waiver	6
5	Warranties		6
	5.1	Mutual representations and Warranties	6
	5.2	Company Warranty	6
6	Notices		6
	6.1	Service of notices	6
	6.2	Effect of receipt	6
7	General		7
	7.1	Legal costs	7
	7.2	Governing law and jurisdiction	7
	7.3	Severability	7
	7.4	Further steps	7
	7.5	Consents	8
	7.6	Rights cumulative	8
	7.7	Waiver and exercise of rights	8
	7.8	Amendment	8
	7.9	Assignment	8
	7.1	Counterparts	8
	7.11	Entire understanding	8

This agreement is made on	2018

between	Buderim Group Limited ACN 010 978 800 of Level 5, 303 Coronation Drive, Milton, Queensland 4064 Australia (Company)

and	Royal Hawaiian Orchards, L.P. 688 Kinoole Street, Suite 121, Hilo, Hawaii 96720 (Subscriber)

Recitals

A	Under the Asset Purchase Agreement, the Company agreed to purchase the marketing and retail business owned by an affiliate of the Subscriber (Acquisition).

B	As consideration of the Acquisition, the Company has agreed to issue the Subscription Shares to the Subscriber on the terms and conditions of this agreement.

Now it is agreed as follows:

1	Definitions and interpretation

1.1	Definitions

In this agreement:

Asset Purchase Agreement means an agreement dated 28 February 2018 between the Company and the Subscriber in relation to the Acquisition.

ASX Waiver means a waiver from ASX Listing Rule 6.18 in relation to the grant of the Top-Up Right on terms and conditions acceptable to the parties acting reasonably.

Business Day means:

(a)	for the purposes of receiving a Notice, a day which is not a Saturday, Sunday, public holiday or bank holiday in the city in which the Notice is to be received; and

(b)	for any other purposes, a day on which the banks are open for business in Brisbane, Queensland other than a Saturday, Sunday or public holiday in Brisbane, Queensland.

Closing has the meaning given to that expression in the Asset Purchase Agreement.

Completion means the issue of the Subscription Shares to the Subscriber under this Agreement.

Completion Date means the Closing Date as defined in the Asset Purchase Agreement.

Corporations Act means the Corporations Act 2001 (Cth).

Encumbrance includes a security interest (within the meaning of PPSA), mortgage, charge, lien, restriction against transfer, encumbrance and other third party interest.

PPSA means the Personal Property Securities Act 2009 (Cth);

Relevant Percentage means 13.04348%.

Shares means ordinary fully paid shares in the capital of the Company.

Subscription Shares means 11,220,242 fully paid ordinary shares in the Company.

Top-Up Rights means the top-up right described in clause 4.1.

Warranties means each of the representations and warranties given under clause 5.

1.2	Interpretation

In this agreement, unless the context otherwise requires:

(a)	a reference to:

(i)	one gender includes the others;

(ii)	the singular includes the plural and the plural includes the singular;

(iii)	a recital, clause, schedule or annexure is a reference to a clause of or recital, schedule or annexure to this agreement and references to this agreement include any recital, schedule or annexure;

(iv)	any contract (including this agreement) or other instrument includes any variation or replacement of it and as it may be assigned or novated;

(v)

a statute, ordinance, code or other law includes subordinate legislation (including regulations) and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(vi)	a person or entity includes an individual, a firm, a body corporate, a trust, an unincorporated association or an authority;

(vii)	time is a reference to legal time in Brisbane, Queensland;

(viii)	a reference to a day or a month means a calendar day or calendar month;

(ix)	money (including ‘$’, ‘AUD’ or ‘dollars’) is to Australian currency;

(b)	the meaning of any general language is not restricted by any accompanying example, and the words ‘includes’, ‘including’, ‘such as’, ‘for example’ or similar words are not words of limitation;

(c)	headings and the table of contents are for convenience only and do not form part of this agreement or affect its interpretation;

(d)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(e)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(f)	the time between two days, acts or events includes the day of occurrence or performance of the second but not the first day act or event;

(g)	if the last day for doing an act is not a Business Day, the act must be done instead on the next Business Day.

2	Subscription and issue

2.1	Subscription Shares

Subject to the Subscriber complying with its obligations under the Asset Purchase Agreement, at Closing, the Company must issue and allot to the Subscriber and the Subscriber must subscribe for the Subscription Shares as consideration for the Acquisition.

2.2	Rights and ranking

On issue and allotment, each of the Subscription Shares will:

(a)	be free from Encumbrances;

(b)	be credited as fully paid;

(c)	rank equally in all respects with all ordinary shares in the Company on the date of issue and have the same rights as the ordinary shares on issue in the Company as at the date of issue; and

(d)	entitle the Subscriber to participate in full in all dividends or other distributions paid or made on ordinary shares after the date of issue.

3	Completion

3.1	Time and place

Completion of the issue and allotment of the Subscription Shares will occur at Closing.

3.2	Actions by the Company

At Closing, contemporaneously with all actions required under the Asset Purchase Agreement at Closing, the Company will:

(a)	issue and allot the Subscription Shares to the Subscriber; and

(b)	enter the Subscriber in the register of members of the Company as the holder of the Subscription Shares.

3.3	Actions by the Subscriber

At Closing, contemporaneously with all actions required under the Asset Purchase Agreement at Closing, the Subscriber will subscribe for and accept the issue of the Subscription Shares.

3.4	Interdependency

The parties’ obligations at Closing are interdependent so that a thing done at Closing by a party is conditional on, and not taken as done until all things required on Completion are done.

3.5	Termination

Either party may terminate this agreement, if it becomes entitled to terminate the Asset Purchase Agreement.

4	Top-Up Right

4.1	Grant

Subject to the grant to the Company of the ASX Waiver, and subject to clause 4.4, the Company agrees not to cause any Diluting Event unless at the same time as the Diluting Event, it issues to the Subscriber the Top-Up Shares for the Top-Up Price.

4.2	Top-Up Shares

Top-Up Shares means such a number of Shares which, when taken with Shares held by the Subscriber immediately before the Diluting Event, equals the Relevant Percentage of the expanded share capital of the Company immediately after the issue of the Top-Up Shares and any other Shares issued under a Diluting Event.

4.3	Top-Up Price

Top-Up Price means the same Share issue price as the issue price under the Diluting Event.

4.4	Diluting Event

Diluting Event means the issue of any Shares except for an issue in the following circumstances:

(a)

under an employee incentive scheme provided that the total number of outstanding Shares is less than 10% of the Company issued share capital from time to time, including any securities issued on or before the date of this Agreement;

(b)	shares issued by way of bona fide remuneration to external service providers;

(c)	rights issues;

(d)	share issued in consideration for any acquisition or corporate transaction; or

(e)	any share reorganisation including bonus shares or capital subdivision or consolidation.

4.5	Lapse of Top-Up Right

The Top-Up Right automatically lapses on the earlier of:

(a)	the date that is 2 years from Closing; and

(b)	in the circumstances and at the times set out in the ASX Waiver.

4.6	Compliance with terms of ASX Waiver

The parties must comply with the terms and conditions of the ASX Waiver.

5	Warranties

5.1	Mutual representations and Warranties

Each of the parties represents and warrants for the benefit of the other that:

(a)	It has the requisite power and authority to enter into and perform its obligations under this agreement.

(b)	This agreement constitutes binding obligations on it in accordance with its terms.

(c)	Compliance with the terms of this agreement does not and will not conflict with or constitute a default under any provision of the following:

(i)	any agreement or instrument to which it is a party.

(ii)	its constitution.

(iii)	any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character.

5.2	Company Warranty

The Company represents and warrants to the Subscriber that the Company has complied with its obligations under ASX Listing Rule 3.1.

6	Notices

6.1	Service of notices

A notice, consent, approval or other communication under this agreement (Notice) must be:

(a)	in writing and signed by the sender or its duly authorised representative, addressed to the recipient and sent to the recipient’s address specified in Schedule 1; and

(b)	delivered by personal service, sent by pre-paid mail or transmitted by facsimile or email, or any other lawful means.

6.2	Effect of receipt

(a)	A Notice given in accordance with this clause 6 is treated as having been given and received:

(i)	if personally delivered, on delivery;

(ii)	if sent by pre-paid mail, on the fifth clear Business Day after the date of posting (or the seventh Business Day after the date of posting if sent to or from an address outside Australia);

(iii)	if sent by facsimile, when the sender's fax machine produces a transmission report stating that the transmission of the entire Notice was complete; and

(iv)

if sent by email, on the date and time shown at which it enters the addressee's information system (as shown in a confirmation delivery report from the sender's information system which indicates the email was sent to the email address of the addressee notified for the purposes of this clause);

except that, if the delivery, receipt or transmission is after 5.00pm in the place of receipt or on a day which is not a Business Day, it is taken to have been received at 9.00am on the next Business Day.

(b)	The particulars for delivery of Notices for each party are initially those set out in Schedule 1.

(c)

A party may change its address for the delivery of Notices by notifying that change to each other party. The notification is effective on the later of the date specified in the Notice or five Business Days after the Notice is given.

7	General

7.1	Legal costs

Except as expressly stated otherwise in this agreement, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this agreement.

7.2	Governing law and jurisdiction

This agreement is governed by and is to be construed in accordance with the laws applicable in Queensland, Australia. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Queensland, Australia and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

7.3	Severability

(a)

Subject to clause 7.3(b), if a provision of this agreement is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this agreement.

(b)

Clause 7.3(a) does not apply if severing the provision materially alters the scope and nature of this agreement or the relative commercial or financial positions of the parties or would be contrary to public policy.

7.4	Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this agreement and to perform its obligations under it.

7.5	Consents

Except as expressly stated otherwise in this agreement, a party may conditionally or unconditionally give or withhold consent to be given under this agreement and is not obliged to give reasons for doing so.

7.6	Rights cumulative

Except as expressly stated otherwise in this agreement, the rights of a party under this agreement are cumulative and are in addition to any other rights of that party.

7.7	Waiver and exercise of rights

A single or partial exercise or waiver by a party of a right relating to this agreement does not prevent any other exercise of that right or the exercise of any other right. A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

7.8	Amendment

This agreement may only be varied or replaced by an agreement executed by the parties.

7.9	Assignment

A party must not assign its interest in this agreement without the prior written consent of the other parties. Any purported dealing in breach of this clause is of no effect.

7.10	Counterparts

This agreement may consist of a number of counterparts and, if so, the counterparts taken together constitute one agreement.

7.11	Entire understanding

(a)	This agreement contains the entire understanding between the parties as to the subject matter of this agreement.

(b)

All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this agreement are merged in and superseded by this agreement and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:

(i)	affects the meaning or interpretation of this agreement; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

Schedule 1

Address Details

Company

Name:	Buderim Group Limited

Attention:	Chief Executive Officer

Address:	Level 5, 303 Coronation Drive, Milton, Queensland 4074 Australia

Facsimile no:

Email address:	abond@buderimginger.com.au

Subscriber

Name:	Royal Hawaiian Orchards, L.P.

Attention:	Bradford C. Nelson

Address:	c/o Royal Hawaiian Resources, Inc. 390 Interlocken Crescent, Suite 350 Broomfield, CO 80021, USA

Facsimile no:

Email address:	bnelson@rhrnut.com

Executed as an agreement

Executed by Buderim Group Limited ACN 010 978 800 in accordance with section 127 of the Corporations Act 2001 (Cth):

Director	*Director/*Company Secretary

Name of Director BLOCK LETTERS	Name of *Director/*Company Secretary BLOCK LETTERS *please strike out as appropriate

Executed by Royal Hawaiian Orchards, L.P, in accordance with its constituent documents and the laws of its country and state of incorporation:

Bradford C. Nelson President of Royal Hawaiian Resources, Inc., Managing General Partner of Royal Hawiian Orchards, L.P.

Exhibit 4

to Asset Purchase Agreement

Form of Supply Agreement

(attached)

AGREEMENT FOR THE SALE OF MACADAMIA KERNEL

This AGREEMENT for the Sale of Macadamia Kernel (this “Agreement”) is made effective [____________], 2018 (the “Effective Date”), by and between ROYAL HAWAIIAN ORCHARDS, LP, a Delaware limited liability company (“Seller”), and MacFarms, LLC, a Hawaii limited liability company (“Buyer”). Seller and Buyer are each referred to herein as “Party” and together as “Parties.”

Recitals

A.           Seller processes macadamia nuts into raw saleable macadamia kernel (“Macadamia Kernel”) and markets it through its subsidiary Royal Hawaiian Macadamia Nut, Inc.

B.           Seller wishes to sell and Buyer wishes to purchase Macadamia Kernel for use in snack products.

Agreement

1.           Term. The term of this Agreement shall be five (5) years, beginning the Effective Date through [____________], 2023 (“Initial Term”), unless earlier terminated pursuant to the terms of this Agreement. Upon the completion of the Initial Term, the Agreement will automatically continue for an additional one-year period (“Extended Term”), unless either Party notifies the other in writing that it does not wish to renew this Agreement at least 60 days before expiration of the Initial Term. Upon the expiration of the initial Extended Term, this Agreement will automatically continue from year to year (each an “Extended Term”) unless either Party notifies the other in writing at least 60 days before the expiration of the then-current Extended Term that it does not wish to renew this Agreement. In this Agreement, “Term” means the Initial Term and Extended Term(s) (if any) collectively.

2.           Quantity. On or before the first day of the calendar month of each anniversary of the Effective Date, the Parties will agree on a minimum quantity of Macadamia Kernel that Seller will sell to Buyer and Buyer will purchase from Seller for the following year (“Purchase Commitment”). The Purchase Commitment of any particular year will not be less than the amount of the immediately preceding year. If the Parties do not agree on a Purchase Commitment for a given year, the Purchase Commitment for that year will be the same as the previous year. The Purchase Commitment for the first year of the Term will be 780,000 pounds of Macadamia Kernel. The Parties may from time to time agree to sell and purchase wet-in-shell macadamia nuts and will agree in writing at those times whether the amounts will be in addition to or part of the Purchase Commitment.

3.           Sorting and Packaging.

(a)     Seller will inspect, weigh, grade and sort the Macadamia Kernel by style according to the specifications set forth on Exhibit A, which are subject to change as reasonably requested from time to time by written notice from Buyer to Seller at least 60 days in advance of an anticipated Delivery Date (defined below). Any change in specifications that requires Seller to make equipment changes will obligate Buyer to pay for Seller’s cost of making such equipment changes (not to exceed $5,000) promptly following Seller’s invoicing of Buyer for such cost.

(b)     Seller shall package the Macadamia Kernel in shrink-packaging made out of laminated foil (or equivalent material based on permeability) with maximum barriers of gas transmission and residual oxygen of less than 1%. Further, the Macadamia Kernel shall be packaged in 25 pound, 25 kilogram, 50 pound or 50 kilogram cases, each of which shall clearly state that the product’s origin is from the United States.

4.           Delivery; Title and Risk of Loss. Delivery shall be made following processing, roasting, sorting and packaging and shall be FCA (Free Carrier) the Seller’s processing facility (owned or contracted by Seller) – Incoterms 2010. Seller will generate invoices and title will pass from Seller to Buyer when Seller delivers the Macadamia Kernel for shipment as specified above (the “Delivery Point”), subject to Buyer’s right to inspect and reject the Macadamia Kernel delivered. If Seller desires to ship less than a full shipping container, Seller will pay any additional freight costs incurred for shipment to the West Coast of the United States, unless Buyer agrees to pay some or all of this cost in advance. Seller shall provide Buyer with __ days’ advance notice of the anticipated date of delivery (each, a “Delivery Date”). Buyer shall be responsible for arranging carriage of the Macadamia Kernel and making contracts for insurance for the shipment of the Macadamia Kernel and providing Seller with shipper, loading berth and departure date.

5.           Quality. Seller warrants that the Macadamia Kernel will be commercial (choice) grade or higher and will meet the specifications and requirements set forth on Exhibit B. Seller shall deliver a Certificate of Analysis to Buyer in the form attached hereto as Exhibit C with each container of Macadamia Kernel delivered to Buyer. Buyer may reject any container of Macadamia Kernel that does not meet the specifications and requirements contained in this Section 5 and in Exhibit B. Seller further warrants that it will comply with all applicable laws in Seller’s performance of this Agreement, including but not limited to the provisions of the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the pure food and drug laws and other present or future laws of the State of Hawaii. Other than as expressly stated in this agreement, seller makes no representations, guarantees or warranties, express or implied, of any kind. Without limiting the generality of the foregoing, seller expressly disclaims any warranty of merchantability, fitness, or suitability for a particular purpose or use notwithstanding any course of performance, usage of trade or lack thereof inconsistent with this section. Claims regarding the quality of the Macadamia Kernel shall be made by written notice from Buyer to Seller within ninety (90) days following delivery of the Macadamia Kernel to the Delivery Point. Any warranty claims regarding the quality not asserted within this time period shall be deemed to have been waived.

6.           Limitation of Liability. For Macadamia Kernel that fails to meet the warranty obligation set forth in Section 5, Seller shall, at Buyer’s option, (i) replace the nonconforming Macadamia Kernel with conforming Macadamia Kernel, or (ii) refund, or provide a credit to Buyer of the invoiced and paid portion of the Purchase Price for the defective Macadamia Kernel. Notwithstanding anything in this Agreement to the contrary, neither Party shall be liable to the other Party for special, indirect, consequential, incidental, punitive or exemplary damages resulting from or arising out of this Agreement, or from any loss of use, loss of data, loss of assets, loss of business, loss of profit or business interruptions, however same may be caused and regardless of the sole or concurrent negligence of the Party, even if such Party has been advised of, or otherwise could have anticipated the possibility of, such damages or liabilities in advance and even if the remedies provided above fail of their essential purpose or for any other reason.

7.           Purchase Price.

(a)     Buyer will pay market prices based on the international market for macadamia nuts determined by an average of Macadamia Kernel prices for the respective styles of kernel sold by Seller for the prior six months less any adjustments for quantity, or as agreed upon by the Parties from time to time (the “Purchase Price”). The purchase price of wet-in-shell or dry-in-shell will be determined by adjusting the international market prices for kernel by processing and transportation charges or at prices agreed upon by the Parties.

(b)     The Purchase Price is exclusive of any and all federal, state, local and foreign excise, sales, use and similar taxes (including but not limited to the Hawaii General Excise Tax), duties, assessments and other governmental impositions of any nature whatsoever applicable to the sale and processing of Macadamia Kernel hereunder. Any such taxes and charges paid or collected by Seller will appear as separate items on Seller’s invoice to Buyer, and Buyer shall pay all such taxes and charges. In addition, if a subsidiary of Seller or third party processor agrees to roast the Macadamia Kernel on behalf of Buyer, such party’s charges for roasting shall be set forth in a separate invoice to be sent by such third party to Buyer, and Buyer shall promptly pay such invoice.

8.           Payment. Payment shall be due from Buyer to Seller within sixty (60) days of the invoice date. If Buyer in good faith disputes any invoice in whole or in part, Buyer shall advise Seller of the amount in dispute and shall pay all undisputed amounts owed by Buyer within the time period forth in this Section 8. Payment by Buyer of an invoice shall be without prejudice to Buyer’s rights to subsequently challenge the correctness thereof pursuant to Sections 5 and 20. Buyer acknowledges that time is of the essence related to payment and that Seller may assess a late fee on any past due balance (including amounts that are disputed by Buyer but are found to be due and owing) of 1.0% per month or the maximum interest allowable by applicable state or federal laws, if such laws limit interest to a lesser amount.

9.           Termination. Either Party may terminate this Agreement upon 30 days’ prior written notice to the other Party if the other Party:

(a)     materially breaches this Agreement and such breach is not cured within 45 days (and, in the case of a breach by Buyer of its payment obligations under this Agreement (a “Payment Breach”), such breach is not cured within ten business days) from receipt of written notice of such breach to the defaulting Party; provided that, if a breach (other than a Payment Breach) is incapable of being cured within such 45-day period, then the non-defaulting Party may terminate this Agreement if the defaulting party does not commence curing the breach within such 45-day period and work diligently to pursue such cure to completion as soon as reasonably practicable;

(b)     files any voluntary proceeding for dissolution or under any federal or state bankruptcy, insolvency, receivership or similar law or has commenced against it such proceeding involuntarily that is not dismissed within 60 days; or

(c)     makes any assignment for the benefit of its creditors.

10.           Assignment. Neither Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, including an assignment or delegation by operation of law, change of control or merger (but excluding transactions which are merely to change the legal form or the domicile of a party), without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that Seller may (a) utilize third party processors to process and (b) assign its rights but not its obligations hereunder in order to provide security in connection with a financing. When this Agreement is assigned or delegated in accordance with this Section 10 (other than an assignment to provide security in connection with any financing), the assignee shall assume responsibility for all of assignor’s obligations contained in this Agreement, and the assignor shall be relieved of all obligations provided for in this Agreement. Any assignment or delegation that is in violation of this Section 10 is void.

11.           Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a)     Good Standing. Seller is a limited partnership, duly formed and in good standing in its state of formation, and that it is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

(b)     Performance. Seller has the capacity to enter into and perform this Agreement and all transactions contemplated herein, and all partnership and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)     No Breach. Seller will not breach any other agreement or arrangement by entering into or performing this Agreement;

(d)     Due Execution and Delivery. This Agreement has been duly executed and delivered by Seller; and

(e)     Fair Labor Standards Act. The Macadamia Kernel delivered pursuant to this Agreement has been produced in compliance with all applicable provisions of the Fair Labor Standards Act of 1938, and, upon the reasonable request of Buyer, Seller will provide a certificate of its chief executive officer or chief financial officer certifying such compliance.

12.           Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)     Good Standing. Buyer is a corporation, duly formed and in good standing in its state of incorporation and is qualified to do business and in good standing in those states where necessary in order to carry out the purposes of this Agreement;

(b)     Performance. Buyer has the corporate capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)     No Breach. Buyer will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(d)     Due Execution and Delivery. This Agreement has been duly executed and delivered by Buyer.

13.           Force Majeure. A delay in or failure to perform by either Buyer or Seller will not constitute a default under this Agreement that exposes a Party to liability to the other Party for breach if, and to the extent that, the delay or failure to perform is caused by a Force Majeure Event. A “Force Majeure Event” shall include, but is not limited to, an act of God or the public enemy; expropriation or confiscation of facilities, materials, equipment, tools or instruments; compliance with any new order or requirement of any governmental authority; act of war, terrorism, insurrection, rebellion or sabotage or damage resulting therefrom; earthquake, fire, flood, hurricane, tsunami, mudslide, explosion or accident; and riots or strikes or other concerted acts of workers; in any case, whether direct or indirect, and whether or not of the same class or kind as those specifically above named, that is not within the control of the Party claiming the Force Majeure Event and that, by the exercise of reasonable diligence, the claiming Party is unable to prevent or remedy. Prompt notice of a Force Majeure Event shall be given by the Party invoking it to the other Party, setting out the nature and full details thereof, the extent of the interruption and the anticipated duration of the interruption. This Section 13 is not intended to (a) provide relief from economic conditions such as, but not limited to, market situations that provide lower or higher prices than in effect under this Agreement or (b) require the settlement of strikes or lockouts by acceding to the demands of the opposing parties when such course is inadvisable at the discretion of the Party hereto experiencing the strike or lockout.

14.           Notices. Unless otherwise stated in this Agreement, notices must be in writing and delivered in person or sent by email, facsimile, or certified or registered mail with postage prepaid and return receipt requested, to the person entitled to receive the notice at the last mailing address, fax number, or email address provided in writing by that person. Notices given by personal delivery will be deemed given on the date of delivery. Notices given by email will be deemed given when sent unless the sending Party is notified that the email was not received or the email or address is invalid. Notices given by facsimile will be deemed given as stated on the sender’s fax receipt. Notices given by certified or registered mail will be deemed given on the date of delivery as established by U.S. Post Office return receipt. As of the Effective Date, the last contact information provided by the Parties is set forth belows:

To Seller:	Royal Hawaiian Orchards, L.P.
c/o Royal Hawaiian Resources, Inc. 390 Interlocken Crescent, Suite 350 Broomfield, CO 80021 USA Email: bnelson@rhrnut.com

With copy to: Wanda J. Abel Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 Email: wanda.abel@dgslaw.com

To Buyer:	MacFarms, LLC
Attn: Andrew Bond Level 5, 303 Coronation Drive Milton QLD 4064 Australia Email: abond@buderimginger.com

With copy to: Bart W. Howk, Esq. Bays Lung Rose & Holma 700 Bishop St., Ste. 900 Honolulu, HI 96813 Email: bhowk@legalhawaii.com

Either Party may change its address for the purpose of this Section 14 by giving written notice of the change to the other Party in the manner provided in this Section 14.

15.           Remedies. The remedies herein provided shall be cumulative and may be exercised concurrently. In the event Buyer defaults in its obligations under this Agreement and without limiting Seller’s right to pursue all legal and equitable remedies available to it, including other remedies specified herein, Seller may recover for each shipment of Macadamia Kernel hereunder as a separate transaction without reference to any other shipment.

16.           Confidentiality. Each Party agrees to keep confidential all information obtained from the other Party relating to this Agreement that is not publicly available (other than due to a breach by a third party of its confidentiality obligations). Notwithstanding the foregoing, disclosures of confidential information may be made by either Party (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) only to the extent to which a Party is required to disclose such information by a statute or by the order or rule of a court, agency, or other governmental body exercising jurisdiction over the subject matter hereof (including, but not limited to, deposition, subpoena, interrogatory, or request for production of documents), provided that the disclosing Party provides notice to the other Party and takes all reasonable efforts to disclose only what is required by law to be disclosed; (iii) to the extent required by the applicable rules and regulations of the Securities and Exchange Commission or a securities or commodities exchange; (iv) to a third party in connection with a proposed sale or other transfer of a Party’s assets, provided such third party agrees in writing to be bound by the terms of this Section 16; (v) to its lenders or potential lenders in connection with an existing or potential financing; (vi) to its own general partners, members, managers, directors, officers, employees, agents and representatives, provided that they have been advised of the confidential nature of the information and are bound by a written confidentiality or nondisclosure agreement to keep any such information confidential; or (vii) to an affiliate.

17.           Amendments to Agreement; Conflicting Terms. This Agreement may be amended only by a writing signed by both Parties. All deliveries of Macadamia Kernel shall be governed by the provisions hereof and none of the provisions of any purchase order, invoice, delivery ticket, confirmation or other notice (except those specifying the quantity of the Macadamia Kernel shipped and applicable invoice information) shall be applicable to the purchase and sale of Macadamia Kernel under this Agreement to the extent they conflict with or add to the terms of this Agreement.

18.           Grant of Security Interest. Buyer hereby grants to Seller a purchase money security interest in the Macadamia Kernel (and proceeds thereof) delivered under this Agreement as security for payment of the Purchase Price. A copy of this Agreement may be filed as a financing statement with the appropriate state and local authorities to perfect Seller’s security interest. Upon request of Seller, Buyer shall execute and deliver to Seller such financing statements and other instruments and agreements as Seller deems necessary or desirable to perfect or protect its security interest in the Macadamia Kernel and to enable Seller to exercise its rights and remedies under this Agreement. Seller’s repossession of any Macadamia Kernel pursuant to its security interest shall be without prejudice to any other remedies Seller may have.

19.           Saving Clause. If any term or provision of this Agreement or any application hereof to any person or circumstance shall be held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and any application of its terms and provisions to other persons or circumstances shall not be affected thereby and shall be valid and enforceable, and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the provisions of this Agreement are fulfilled to the extent possible.

20.           Dispute Resolution.   Prior to submitting any dispute for resolution by a mediator, arbitrator or court, a Party shall provide written notice to the other of the occurrence of such dispute. Promptly following receipt of such notice, the Parties shall meet within 15 business days to seek to resolve the dispute in Las Vegas, Nevada, by face-to-face negotiation between senior executive officers of each Party. If the dispute is not resolved within 25 business days after such notice was given, then the Parties shall be free to pursue other legal remedies available at law or equity.

21.           Governing Law and Venue. The validity, construction, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Hawaii (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby). The PARTIES irrevocably submit, in any legal action, suit or proceeding arising out of or relating to this Agreement, to the united states district court for the district of hawaii or the courts of the State of hawaii located in honolulu, hawaii, and hereby waive, and agree not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions provided for herein may not be enforced in or by such courts. By execution of this Agreement, each Party waives personal service and consents to the service of process in any suit, action, or proceeding in any of the aforesaid courts by the mailing of copies of process to it by certified or registered mail at the address for notices set forth in this Agreement.

22.           Waiver. The waiver of any breach of the provisions of this Agreement by either Party shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or any other provision of this Agreement.

23.           Construction of Agreement. The parties hereto expressly agree that this Agreement shall not be deemed prepared or drafted by any one Party, and any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

24.           No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and will not inure to the benefit of any other person or party whomsoever or whatsoever, it being the intention of the Parties that no other person or party will be deemed a third party beneficiary of this Agreement

25.           Survival. The provisions of Sections 14, 15, 16, 18, 19, 20, 21, 22 and 23 will survive any termination or expiration of this Agreement.

26.           Execution in Counterparts. This Agreement may be executed in counterparts. Each such counterpart shall be deemed an original, but all such executed counterparts together shall constitute one and the same instrument. Telecopied signatures shall be as effective as original signatures although the parties shall endeavor to execute and circulate a sufficient number of original Agreements so that each of the parties hereto and their undersigned attorneys has a fully executed duplicate original of the Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

SELLER ROYAL HAWAIIAN ORCHARDS, L.P. By:Royal Hawaiian Resources, Inc., General Partner		BUYER MACFARMS LLC
By:	__________________________________________	By:	__________________________________________
Name: Title:		Name: Title:

Exhibit A

Style Specifications

STYLE NOS.	STYLE NAME	STYLE DESCRIPTION	REQUIRED PERCENTAGE OF ANNUAL POUNDS

0	Wholes	Extra-large whole kernels	Not less than 34%
1	Wholes	large whole kernels
2	Wholes & Halves	small whole & half kernels	Not less than 62%
3	Cocktail	min. 90% half and larger
4	Halves & Pieces	min. 80% half kernels, max. 5% wholes (size min. 10 mm)
5	Large diced	industrial roasted product (size 8-12 mm)	Cannot exceed 4%
6	Chips	suitable for industrial use (size min. 6-9 mm)
7	Bits & Diced	Bits industrial roasted product (size 3.5-6.3 mm)
8	Fines	suitable for industrial use (size smaller than 3 mm)

A-1

Exhibit B

Micro-biological and Chemistry Testing Specifications

Characteristic:
Sample Size	500 grams
Foreign Material	Less than 0.02%
Total Serious Defects	1.0% Maximum
Moisture	1.5% Maximum
Color	Uniform, typical roasted &
free of dark pieces
Flavor	Clean, fresh, typical
macadamia flavor

Bacteriological
Std Plate Count	Less than 30,000 cfu per gram
Yeast and Mold	Less than 20,000 cfu per gram
Coliform	Less than 350 cfu per gram
E. Coli	Negative
Salmonella	Negative

Aflatoxin	<5 ppb
Aflatoxin B1	<2 ppb
Peroxide Value	5.0 meq/kg Maximum
Free Fatty Acid, as oleic	0.5% maximum

Roasted Defects	Less than 5% dark brown
colors (Exception: This does not include
the dark basal cap which is genetic)

Product complies with the U.S. Federal Food, Drug and Cosmetic Act, as amended.

500 gram Sample Collection Method

Collect two 250-gram samples (one from the beginning of the pallet load and one from the end) from every pallet produced regardless of product code. The 250-gram samples will then be combined into one 500 gram composite sample. This sample will be labeled with the corresponding pallet number and date code.

B-1

Exhibit C

Form of Certificate of Analysis

Certificate of Analysis

Date:

Product: Raw Macadamias (all natural); processed for Royal Hawaiian Macadamia Nut, Inc.; requires processing with a validated kill step to adequately reduce the presence of microorganisms of public health significance.

Item Origin: Hawaii

Style:

Shipment Code:

Container No:

Total Cases:

MICROBIOLOGY:

Batch Code	Batch Date	Case #	Moisture	Total Plates	E. coli	Coli form	Yeast & Mold	Salmon ella	PV	FFA

Processed By:

Tested By:

Microbiological	Specifications	Results	Reference	Method
Total Plate Count		/gram		
Yeast and Mold		/gram		
Total Coliform		/gram		
E. Coli		Neg		
Salmonella		Neg		
Chemical	Specifications	Results	Reference	
Moisture		%		
PV		meq/kg		
FFA		%		
Other Tests	Specifications	Results	Reference	
Aflatoxin		passed

C-1

Exhibit 5

to Asset Purchase Agreement

Form of Processing Agreement

(attached)

macadamia nut Processing Agreement

This Macadamia Nut Processing Agreement (“Agreement”) is made effective as of ________________, 2018 (“Effective Date”) by and between MacFarms, LLC, a Hawaii limited liability company (“MacFarms”), and Royal Hawaiian Orchards, L.P., a Delaware limited partnership (“RHO”). In this Agreement, MacFarms and RHO may sometimes collectively be referred to as the “Parties” and individually as a “Party.”

The Parties each own and operate various macadamia-nut orchards and macadamia-nut processing facilities in the State of Hawaii.

MacFarms harvests most of its macadamia nuts from its Hawaii orchards by hand, but intends to begin harvesting macadamia nuts with mechanical methods. RHO harvests most of its macadamia nuts from its Hawaii orchards using mechanical methods, but also harvests some macadamia nuts by hand.

MacFarms’ processing facility is designed to process (husk, dry and crack) macadamia nuts and is most efficient at processing hand-harvested macadamia nuts. RHO’s processing facility is designed to husk and dry macadamia nuts and is most efficient at husking and drying mechanically harvested macadamia nuts.

MacFarms wishes to have its mechanically harvested macadamia nuts processed by RHO at RHO’s processing facility, and RHO wishes to have its hand-harvested macadamia nuts processed by MacFarms at MacFarms’ processing facility, according to the terms and conditions set forth in this Agreement.

Therefore, the Parties agree as follows:

1.           Processing of Macadamia Nuts. Commencing on the Effective Date and continuing through the end of the Term (defined below): (a) RHO will husk and dry all mechanically harvested macadamia nuts from MacFarm’s Hawaii orchards that MacFarms requests RHO to process, and (b) MacFarms will process all macadamia nuts (whether or not hand-harvested) from RHO’s Hawaii orchards which RHO requests MacFarms to process. The Parties will agree on minimum quality standards prior to each requested processing run.

2.           Term. This Agreement will commence on the Effective Date and will remain effective for [five years] after the Effective Date (“Initial Term”). Upon the expiration of the Initial Term, this Agreement will automatically continue from year to year (each an “Extended Term”) unless either Party notifies the other in writing at least sixty (60) days before the expiration of the then-current Extended Term that it does not wish to renew this Agreement. In this Agreement, “Term” means the Initial Term and Extended Term(s) (if any) collectively.

3.           Processing Fee. The processing fees for the Parties’ processing of nuts under this Agreement will be at market rate, as determined by mutual agreement of the Parties from time to time.

4.           Shipping. Each Party will coordinate shipping and retain ownership and risk of loss of its own macadamia nuts while in transit to and from the other Party’s processing facility.

5.           Force Majeure. Neither Party will be in default of its obligations in this Agreement if that Party is prevented from fulfilling its obligations due to conditions beyond its reasonable control, including but not limited to employee strikes, acts of God or nature, war, acts of terrorists, riots, changes in state or federal law, or any other causes of any kind whatsoever which are beyond the reasonable control of that Party.

6.           Cross Default. The Parties acknowledge and agree that they have also entered into a Macadamia Nut Supply Agreement and Feasibility-Study Agreement, both dated as of or about the Effective Date of this Agreement (collectively, “Other Agreements”). A default by either Party under either of the Other Agreements will be deemed a default of this Agreement and will entitle the nondefaulting Party to terminate this Agreement.

7.           Miscellaneous.

(s)     Headings and Sections. All section headings in this Agreement are for convenience only. They are not a part of this Agreement and do not define, limit, extend, or describe the scope or intent of any provisions.

(t)     Definitions. The bolding, capitalizing of initial letters, and enclosing of a word or phrase in quotation marks in this Agreement means that word or phrase is defined by the surrounding text, as suggested by the context (each a “Defined Term”). Unless otherwise stated or logically required by the context, each use of a Defined Term with capitalized initial letters but without bolding and quotation marks incorporates the corresponding definition. An uncapitalized word or phrase is not a Defined Term and retains its common or legal term-of-art meaning, as applicable, notwithstanding that the word or phrase may contain the same text as a Defined Term.

(u)     Assignment and Delegation. Neither Party may assign this Agreement, delegate any duty under this Agreement, or assign any right under this Agreement. Any attempt to do so will be void.

(v)     Binding Effect. This Agreement binds and inures to the benefit of the Parties and their successors, legal representatives, and permitted assignees.

(w)     Integration of Entire Agreement. This Agreement is the final, entire agreement among the Parties pertaining to the subject matter of this Agreement, and supersedes all previous agreements and understandings pertaining to this Agreement or its subject matter (including but not limited to any term sheets exchanged between the Parties). The recitals (i.e., the background information provided after the opening paragraph of this Agreement) referenced in this Agreement are a part of this Agreement. This Agreement will control over any conflicting terms in either Party’s order or confirmation forms.

(x)     No Waiver. A failure by a Party to require strict performance of any provision of this Agreement, or to exercise any right or remedy arising because of a breach, is not a waiver of that breach or any other covenant, duty, agreement, or condition. Any extension or waiver by any Party of any provision in this Agreement will be valid only if set forth in writing signed by that Party.

(y)     Amendment. This Agreement may not be amended or modified except by a written instrument executed by all of the Parties.

(z)     Applicable Law. This Agreement will be governed by the laws of the State of Hawaii without regard to the choice of law or principles of conflict of law.

(aa)     Jurisdiction. The Parties will bring all actions in law, equity, or otherwise arising under this Agreement (or related to the transactions contemplated in this Agreement), exclusively in the federal or state courts sitting in Honolulu, Hawaii, and in no other jurisdiction or venue. Each Party consents to the jurisdiction of such courts. Each Party further agrees that personal jurisdiction over that Party may be effected by service of process by registered or certified mail addressed to the last address that Party provided to the other Parties, and that when so made will be as if served upon that Party personally within the State of Hawaii.

(bb)     Indemnification. Each Party (as applicable, “Indemnitor”) will indemnify, defend, and hold harmless the other Party (as applicable, “Indemnitee”) and Indemnitee’s Affiliates (defined below) from and against any and all demands, causes of action, claims, losses, liabilities, expenses (including reasonable attorneys’ fees and costs), and damages to persons or property based on, arising out of, caused by, connected to, or related to Indemnitor’s negligence, willful misconduct, or breach of this Agreement occurring during the Term of this Agreement. “Affiliates” means a party’s directors, officers, shareholders, managers, members, partners, incorporators, organizers, agents, employees, attorneys, consultants, advisors, lenders, representatives, and affiliates. This Subsection will survive termination of this Agreement.

(cc)     Attorneys’ Fees and Costs. If any Party institutes an arbitration, lawsuit, action, or other proceeding of any nature in connection with any controversy arising out of this Agreement, or to interpret or enforce any rights under this Agreement, the prevailing Party may recover all expenses the prevailing Party incurs in enforcing this Agreement, including but not limited to attorneys’ fees, costs, and expenses of the arbitration, suit, action, or other proceeding. Any judgment or order entered in such action will contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. The prevailing Party will be determined by the court, arbiter, or other decision maker based on an assessment of which Party’s major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other Party’s major arguments or positions on major disputed issues.

(dd)     Legal Representation. Each Party acknowledges and represents that it was represented by its own legal counsel in the negotiation and execution of this Agreement and had the opportunity to seek advice regarding its legal rights from such counsel.

(ee)     Drafting. This Agreement is the result of negotiation between sophisticated parties. No provision of this Agreement may be interpreted for or against any Party on the basis that it drafted such provision, and no presumption or burden of proof may arise disfavoring or favoring any Party because of the authorship of any of the provisions of this Agreement.

(ff)     Counterparts. This Agreement may be executed in counterparts. Signature pages may be delivered personally, by mail, or electronically.

Signature page follows.

Each Party is executing this Agreement effective as of the Effective Date.

MACFARMS:	RHO:

MacFarms, LLC	Royal Hawaiian Orchards, L.P.

By: Royal Hawaiian Resources, Inc.
General Partner

By:	By:
Printed Name:	Printed Name:
As:	As:

Exhibit 14(a)(iv)

to Asset Purchase Agreement

Form of Bill of Sale

(attached)

BILL OF SALE

This Bill of Sale is executed and delivered as of ____________________, 2018 (“Effective Date”) by Royal Hawaiian Macadamia Nut, Inc., a Hawaii corporation (“Seller”) to MacFarms, LLC, a Hawaii limited liability company (“Buyer”). Capitalized but undefined terms in this Bill of Sale have the definitions set forth in the Asset Purchase Agreement dated ____________________, 2018 between Seller and Buyer (“Agreement”).

Seller is making this Bill of Sale pursuant to its obligation to do so under the Agreement.

Therefore, for good and adequate consideration, the receipt and sufficiency of which Seller acknowledges, Seller agrees as follows:

1.           Sale and Conveyance. Seller sells, transfers, and conveys to Buyer all of Seller’s right, title, and interest in and to all the tangible personal property which comprises a portion of the Assets (collectively, “Tangible Personal Property”). Without limiting the foregoing definition of “Tangible Personal Property” or the definition of “Assets” in the Agreement, the Tangible Personal Property includes the property listed on Schedule 1 attached to this Bill of Sale. The Tangible Personal Property does not include the items listed on Schedule 2 attached to this Bill of Sale.

2.           Assumption of Liabilities. Effective as of the Closing, subject to the terms and conditions set forth in the Agreement, Buyer does hereby assume all of the future liabilities associated with the Tangible Personal Property and Assets purchased by Buyer (“Assumed Liabilities”). The assumption by Buyer of the Assumed Liabilities shall not enlarge any rights or remedies of any third parties under any contracts or arrangements with Seller. Nothing herein shall prevent Buyer from contesting with a third party in good faith any of the Assumed Liabilities. Except for the Assumed Liabilities and as set forth in the Assignment and Assumption of Intangible Property of even date herewith between Seller and Buyer, Buyer shall not assume or be bound by any obligations of Seller of any kind or nature, contingent or otherwise.

3.           Representations, Warranties, and Covenants. Seller represents, warrants, and covenants to and with Buyer that:

a.     the Tangible Personal Property is free and clear of financing statements, chattel, mortgages, security agreements, title retention agreements, liens, and other encumbrances; and

b.     Seller has the right, power, and authority to sell the Tangible Personal Property to Buyer without obtaining the consent of any third party whose consent has not been obtained and written evidence thereof furnished to Buyer.

4.           Conflicts. To the extent there is a conflict between the terms and conditions of this Bill of Sale and the Agreement, the terms and conditions of the Agreement will govern.

5.           Governing Law. This Bill of Sale will be construed and enforced in accordance with and governed by the laws of the State of Hawaii.

6.           Binding Effect. This Bill of Sale binds and inures to the benefit of Seller and Buyer and each of their respective heirs, executors, personal representatives, successors, and assigns.

Signature page follows.

Seller is executing this Bill of Sale to be effective as of the Effective Date.

Royal Hawaiian Macadamia Nut, Inc.

By:
Printed Name:
As:

Signature page to Bill of Sale

[Schedules to be attached]

Exhibit 14(a)(v)

to Asset Purchase Agreement

Form of Assignment/Assumption

(attached)

Assignment and Assumption of Intangible Property

This Assignment and Assumption of Intangible Property (“Assignment”) is made as of ____________________, 2018 (“Effective Date”) by Royal Hawaiian Macadamia Nut, Inc., a Hawaii corporation (“Assignor”), and MacFarms, LLC, a Hawaii limited liability company (“Assignee”). Capitalized but undefined terms in this Assignment have the definitions set forth in the Asset Purchase Agreement dated Februart 28, 2018 between Assignor and Assignee (“Agreement”).

Assignor is making this Assignment pursuant to its obligation to do so under the Agreement.

Therefore, for good and valuable consideration, the receipt and sufficiency of which Assignor acknowledges, Assignor and Assignee agree as follows:

1.           Assignment. Assignor assigns and delegates to Assignee, and Assignee assumes and accepts, all of Assignor’s right, title, and interest in all the intangible personal property which comprises a portion of the Assets (collectively, “Intangible Property”). Without limiting the foregoing definition of “Intangible Property” or the definition of “Assets” in the Agreement, the Intangible Property includes the property, contracts, and rights listed on Schedule 1 attached to this Assignment. The Intangible Property does not include the items listed on Schedule 2 attached to this Assignment (if any).

2.           Right to Assign. Assignor represents, warrants, and covenants to and with Assignee that Assignor has the right to assign the Intangible Property to Assignee.

3.           Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at Closing, Buyer shall assume and undertake to discharge in full the obligations and liabilities listed below (“Liabilities”):

(gg)     All of the obligations and liabilities of Seller under the Assumed Contracts arising with respect to periods after the Closing Date;

(hh)     All obligations and liabilities arising with respect to periods after the Closing Date related to the ownership, operation or control of the Assets; and

(ii)     All obligations and liabilities with respect to returns or reclamation of finished goods inventory up to the amount listed as reclamations in the operating plan provided as due diligence and none after a period of twelve (12) months.

Other than the Liabilities and as set forth in the Bill of Sale of even date herewith delivered by Seller to Buyer, Buyer shall not assume or be bound by any obligations of Seller of any kind or nature, contingent or otherwise.

4.           Conflicts. To the extent there is a conflict between the terms and conditions of this Assignment and the Agreement, the terms and conditions of the Agreement will govern.

5.           Governing Law. This Assignment will be construed and enforced in accordance with and governed by the laws of the State of Hawaii.

6.           Binding Effect. This Assignment binds and inures to the benefit of Assignor and Assignee and each of their respective heirs, executors, personal representatives, successors, and assigns.

7.           Counterparts. This Assignment may be executed in counterparts, all of which will constitute a single document. Signature pages may be delivered personally, by mail, or electronically.

Signature page follows.

Assignor and Assignee are executing this Assignment effective as of the Effective Date.

ASSIGNOR:	ASSIGNEE:

Royal Hawaiian Macadamia Nut, Inc.	MacFarms, LLC

By:	By:
Printed Name:	Printed Name:
As:	As:

Signature page to Assignment and Assumption of Intangible Property

[Schedules to be attached]